SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: ETFis Series Trust II

Address of Principal Business Office:

317 Madison Avenue, Suite 920
New York, NY 10017

Telephone: (212) 593-4383

Agent for Service of Process:

Allstate Corporate Services Corp.

1679 S. Dupont Highway, Suite 100

Dover, Delaware 19901

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/

NO /  /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and in the State of New York on the 14th day of March, 2014.

[SEAL]	Signature:	ETFis Series Trust II

	By:	/s/ William J. Smalley
William J. Smalley, Trustee

Attest:	/s/ Brinton Frith
Brinton Frith, Treasurer